I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “LYONS FUNDS”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF FEBRUARY, A.D. 2014, AT 1:51 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 02/19/2014 FILED 01:51 PM 02/19/2014 SRV 140198431 - 5484498 FILE

CERTIFICATE OF TRUST
OF
LYONS FUNDS

This Certificate of Trust of Lyons Funds (the “Trust”) is being duly executed and filed by the undersigned, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. sec. 3801 et seq.)

1.	The name of the statutory trust formed by this Certificate of Trust is Lyons Funds.

2.	The name and business address of the Delaware Trustee in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.	This Certificate of Trust shall be effective as of the date of filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned, being the Trustee of the Trust, has executed this Certificate of Trust as of February 19, 2014.

DRAKE COMPLIANCE, LLC Its: Signatory Trustee

Name: David Jones Its: Managing Member

The Corporation Trust Company, not in its individual capacity but solely as Delaware trustee